Exhibit 99.1

FOR IMMEDIATE RELEASE

County Bancorp, Inc. Added to Russell 2000 and Russell 3000 Indexes

Inclusion in widely followed indexes expected to increase visibility and awareness with institutional investors and improve trading liquidity

Manitowoc, WI, June 29, 2020 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank (collectively “the Company”), today announced it has been added as a member of the broad-market Russell 2000 Index and Russell 3000 Index, effective after the US market opens on June 29th, as part of the 2020 Russell US Indexes reconstitution.

“We are proud to rejoin the Russell 2000 and Russell 3000 indexes,” said Tim Schneider, CEO of Investors Community Bank. “This membership is an important milestone for County Bancorp as we continue to execute against our strategic priorities and serve our customers and communities. We believe our inclusion will positively impact the liquidity in our stock and create an opportunity to increase our exposure and share our compelling story with a broader investment audience.”

The Russell US Indexes are widely used by investment managers and institutional investors for passive funds and investment products and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell US Indexes. Russell US Indexes are part of FTSE Russell’s suite of index offerings.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau

Investors.ICBK.com

Claire, Fond du Lac and Sheboygan. Visit our Investor Relations site for details: Investors.ICBK.com.

Investors.ICBK.com

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com

Investors.ICBK.com